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                                                                     Exhibit 5.1

                           Jones, Day, Reavis & Pogue
                              901 Lakeside Avenue
                              Cleveland, OH 44113

                                  July 2, 1999




Cole National Corporation
5915 Landerbrook Drive
Mayfield Heights, Ohio  44124

                  Re:      Cole National Corporation
                           1999 Broad Based Employee Stock Option Plan
                           -------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Cole National Corporation, a Delaware corporation (the "Registrant"), in connection with the Cole National Corporation 1999 Broad Based Employee Stock Option Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that

       1. The shares of the Registrant's common stock, par value $.001 per share (the "Common Stock"), that may be issued or transferred and sold pursuant to the Plan upon the exercise of the 276,000 options granted under the Plan will be, when issued or transferred and sold in accordance with the Plan and the related option agreements, duly authorized, validly issued, fully paid and nonassessable.

       2. When issued in accordance with the terms of the Rights Agreement, dated August 22, 1995 (amended August 27, 1997) between the Registrant and National City Bank, as rights agent (the "Rights Agreement"), the preferred share purchase rights (the "Rights") will be validly issued.

                  The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Registrant to effect registration under the Securities Act of 1933 of the shares of Common Stock to be issued or transferred and sold pursuant to the Plan.

                                       Very truly yours,



                                       /s/ Jones, Day, Reavis & Pogue